Exhibit 99.1

The Michaels Companies Announces Fourth Quarter and Fiscal 2016 Results

  Fourth quarter total net sales increased 4.1%; comparable store sales decreased 1.0%
  Fourth quarter diluted EPS increased 9.2% to $0.95 compared to $0.87 in prior year; excluding acquisition-related expenses and debt extinguishment charges, adjusted diluted EPS was $0.96
  Fiscal 2016 total net sales increased 5.8% to $5.2 billion; comparable store sales decreased 0.5%
  Fiscal 2016 diluted EPS increased 5.8% to $1.82 compared with $1.72 in the prior year; excluding acquisition-related expenses and debt extinguishment charges, adjusted diluted EPS was $1.88

IRVING, Texas--(BUSINESS WIRE)--March 7, 2017--The Michaels Companies, Inc. (NASDAQ: MIK) today announced financial results for the fourth quarter and fiscal year ended January 28, 2017.

“Today, we reported fourth quarter results within our initial guidance, and I am encouraged that we delivered market share gains and increased earnings,” said Chuck Rubin, Chairman and Chief Executive Officer. “Looking back on the year, I am pleased we increased our free cash flow to $450 million and utilized the strength of our balance sheet to deliver value to our shareholders. Importantly, we made progress against each of the priorities of our Vision 2020 strategy, which is our long-term strategy to increase market share and drive shareholder return.”

Fourth Quarter Income Statement Highlights

  Net sales increased 4.1% to $1.8 billion from $1.7 billion in the fourth quarter of fiscal 2015. The increase was primarily a result of the February 2016 acquisition of Lamrite West and sales from 19 additional stores (net of closures). Comparable store sales decreased 1.0% driven by a decrease in customer transactions, which was partially offset by an increase in average ticket.
  Gross profit increased 2.6% to $705.8 million from $687.6 million in the fourth quarter of fiscal 2015. As a percentage of net sales, gross profit was 40.3% compared to 40.9% in the fourth quarter of fiscal 2015. The decrease, as a percentage of net sales, was due to promotional investments; the acquisition of Lamrite West, which has a lower gross margin rate than the Michaels business; and $1.1 million of non-recurring, inventory-related purchase accounting adjustments. The decrease, as a percentage of sales, was partially offset by improved sourcing and pricing efficiencies and the positive impact of less clearance activity.
  Selling, general and administrative expense, including store pre-opening costs, (“SG&A”) increased 1.6% to $369.2 million, or 21.1% of sales, from $363.4 million, or 21.6% of sales, in the fourth quarter of fiscal 2015. The increase in SG&A was primarily due to the acquisition of Lamrite West, increased payroll and benefit related expenses, marketing investments, and expenses associated with the operation of 19 additional stores (net of closures). The increase was mostly offset by a $28.3 million decrease in performance-based compensation.
  Operating income increased 3.8% to $336.6 million, or 19.2% of sales, compared to $324.2 million, or 19.3% of sales, in the fourth quarter of fiscal 2015. Excluding non-recurring, inventory-related purchase accounting adjustments and integration expenses associated with the acquisition of Lamrite West, adjusted operating income was $337.4 million, or 19.3% of net sales.
  Interest expense decreased $2.9 million to $30.6 million from $33.4 million in the fourth quarter of fiscal 2015. The decrease was due to a voluntary principal payment of $150.0 million on the term loan credit facility in the fourth quarter of fiscal 2015 and interest rate savings from the refinancing of the revolving credit facility in the second quarter of fiscal 2016 and the refinancing of the term loan credit facility in the third quarter of fiscal 2016.
  Net income increased 6.3% to $195.3 million, or 11.2% of sales, from $183.7 million, or 10.9% of sales, in the fourth quarter of fiscal 2015. Excluding non-recurring, inventory-related purchase accounting adjustments and integration expenses associated with the acquisition of Lamrite West, adjusted net income for the fourth quarter of fiscal 2016 was $195.9 million, or 11.2% of net sales.
  Diluted earnings per common share increased 9.2% to $0.95, from $0.87 in the fourth quarter of fiscal 2015. Excluding non-recurring, inventory-related purchase accounting adjustments and integration expenses associated with the acquisition of Lamrite West, adjusted diluted earnings per common share for the fourth quarter of fiscal 2016 was $0.96.
  During the fourth quarter of fiscal 2016, the Company opened two new Michaels stores and one new Aaron Brothers store and closed four Aaron Brothers stores.

Fiscal 2016 Income Statement Highlights

  For the full year, net sales increased 5.8% to $5.2 billion, from $4.9 billion in fiscal 2015. The increase was a result of the acquisition of Lamrite West and sales from 19 additional stores (net of closures). Comparable store sales for the year decreased 0.5% driven by a decrease in customer transactions, which was partially offset by an increase in average ticket.
  Operating income was $715.3 million, or 13.8% of sales, in fiscal 2016 compared to $720.6 million, or 14.7% of sales, in fiscal 2015. Excluding non-recurring, inventory-related purchase accounting adjustments and integration expenses associated with the acquisition of Lamrite West, adjusted operating income was $726.7 million, or 14.0% of net sales.
  Interest expense decreased $13.1 million to $126.3 million in fiscal 2016, from $139.4 million in fiscal 2015 due to debt reductions in fiscal 2015 and interest rate savings from the refinancing of the revolving credit facility and the refinancing of the term loan credit facility in fiscal 2016. Additionally, the Company recorded a loss on the early extinguishment of debt of $7.3 million in fiscal 2016 related to the refinancing of the term loan credit facility and the refinancing of the restated revolving credit facility.
  The effective tax rate was 35.0% for fiscal 2016, compared to 36.6% for fiscal 2015. The lower effective tax rate is primarily due to benefits realized from our direct sourcing initiatives and a decrease in state taxes.
  Net income increased 4.2% to $378.2 million, or 7.3% of sales, in fiscal 2016 compared to $362.9 million, or 7.4% of sales, in fiscal 2015. Excluding non-recurring, inventory-related purchase accounting adjustments, integration expenses associated with the acquisition of Lamrite West, and losses on early extinguishments of debt and refinancing costs, adjusted net income for fiscal 2016 was $389.6 million, or 7.5% of net sales.
  Diluted earnings per common share increased 5.8% to $1.82 in fiscal 2016, compared to $1.72 in fiscal 2015. Excluding non-recurring, inventory-related purchase accounting adjustments, integration expenses associated with the acquisition of Lamrite West, and losses on early extinguishments of debt and refinancing costs, adjusted diluted earnings per common share for fiscal 2016 was $1.88.
  During fiscal 2016, the Company opened 32 new Michaels stores, one new Aaron Brothers store, and three new Pat Catan’s stores and closed five Michaels stores and nine Aaron Brothers stores. At the end of fiscal 2016, the Company operated 1,223 Michaels stores, 109 Aaron Brothers stores, and 35 Pat Catan’s stores.

Balance Sheet and Cash Flow Statement Highlights

  The Company ended fiscal 2016 with $298.8 million in cash and cash equivalents, $2.8 billion in debt, and $735.5 million in availability under its asset-based revolving credit facility.
  Inventory at the end of fiscal 2016 increased $125.2 million, or 12.5%, to $1.1 billion, compared to $1.0 billion at the end of fiscal 2015. The increase in inventory was primarily due to $91.5 million in additional inventory from the acquisition of Lamrite West and $14.8 million in additional inventory associated with the operation of 19 additional stores (net of closures). Average Michaels inventory on a per store basis, inclusive of distribution centers, in transit and inventory for the Company’s ecommerce site, increased 1.6% compared to average inventory per store at the end of fiscal 2015.
  The Company generated Free Cash Flow, defined as cash flow from operations less capital expenditures, of $450.0 million in fiscal 2016 compared to $380.1 million in fiscal 2015. Capital expenditures for fiscal 2016 were $114.5 million, compared to $123.9 million in fiscal 2015.
  During fiscal 2016, the Company purchased 17.2 million shares, or $400.7 million, of the Company’s common stock under its share repurchase authorization. Subsequent to the end of fiscal 2016, the Company purchased 4.8 million shares, or $99.3 million, of the Company’s common stock, utilizing the remaining availability under the Company’s share repurchase authorization.

Outlook

“As we begin 2017, we will incorporate key lessons learned in fiscal 2016. We will strengthen our focus on expanding our market share and delivering greater value for our customers with a more inclusive and experiential shopping experience, online and in stores; with more trend-right and exclusive products; and with more targeted and impactful marketing,” concluded Rubin. “We are the largest player in the arts and crafts industry and operate a business model that consistently generates strong cash flow. As we continue to pursue our Vision 2020 strategy, we believe we can continue to leverage our size and leadership position to increase our market share and deliver returns to shareholders.”

For fiscal 2017, a 53-week year, the Company expects:

  Total net sales growth of 2.5% to 4.0%, including the impact of the 53rd week, which is planned to be approximately $80 million;
  Comparable store sales to be flat to up 1.5%;
  To open 18 new stores, including 17 new Michaels stores and one new Pat Catan’s store, and close up to 10 Aaron Brothers stores;
  Operating income to be in the range of $727 million to $760 million;
  Interest expense to be approximately $131 million;
  The effective tax rate to be between 34% and 35%;
  Diluted earnings per common share to be between $2.05 and $2.17, based on diluted weighted average common shares of approximately 189 million; and
  Capital expenditures to be between $125 million and $135 million.

For the first quarter of fiscal 2017, the Company expects:

  Comparable store sales growth to be flat to down 1%;
  To open 3 new Michaels stores and close up to 6 Aaron Brothers stores;
  Operating income to be between $141 million and $147 million;
  Interest expense to be approximately $31 million;
  The effective tax rate to be between 34% and 35%; and
  Diluted earnings per common share to be between $0.38 and $0.40, based on diluted weighted average common shares of 189 million.

Conference Call Information

A conference call to discuss the Company’s financial results is scheduled for today, March 7, 2017, at 8:00 am CST. Investors who would like to join the conference call are encouraged to pre-register for the conference call using the following link: http://dpregister.com/10100489. Callers who pre-register will be given a phone number and a unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Investors without internet access or who are unable to pre-register can join the call by dialing (866) 777-2509 or (412)-317-5413.

The conference call will also be webcast at http://investors.michaels.com/. To listen to the live call, please go to the website at least 15 minutes before the call is scheduled to begin to register and download any necessary audio software. The webcast will be accessible for 30 days after the call. Additionally, a telephone replay will be available until March 23, 2017, by dialing (877) 344-7529 or (412) 317-0088, access code 10100489.

Non-GAAP Information

This press release includes non-GAAP measures including Adjusted EBITDA; operating income excluding integration costs and non-recurring, inventory-related purchase accounting entries related to the acquisition of Lamrite West (“Adjusted operating income”); net income excluding integration costs, non-recurring, inventory-related purchase accounting entries related to the acquisition of Lamrite West, and losses on early extinguishments of debt and refinancing costs (“Adjusted net income”); earnings per share excluding integration costs, non-recurring, inventory-related purchase accounting entries related to the acquisition of Lamrite West, and losses on early extinguishments of debt and refinancing costs (“Adjusted earnings per share”); and cash flow from operations less capital expenditures (“Free Cash Flow”). The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a meaningful evaluation of its quarterly and fiscal 2016 diluted earnings per common share and actual results on a comparable basis with its quarterly and fiscal 2015 results.

In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company's industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

Forward-Looking Statements

This news release includes forward-looking statements which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, share repurchases, liquidity and capital resources, and other financial and operating information. The words "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "forecast," "future," "guidance," "imply," "intend," "may," "outlook," "plan," "potential," "predict," "project," and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty; substantial changes to fiscal and tax policies; our reliance on foreign suppliers; regulatory changes; the seasonality of our business; changes in customer demand; damage to the reputation of the Michaels brand or our private and exclusive brands; unexpected or unfavorable consumer responses to our promotional or merchandising programs; our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information; increased competition including internet-based competition from other retailers; and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America's largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator.

As of January 28, 2017, the Company owned and operated 1,367 stores in 49 states and Canada under the brands Michaels, Aaron Brothers, and Pat Catan’s. The Michaels Companies, Inc. also owns Artistree, a manufacturer of high quality custom and specialty framing merchandise, and Darice, a premier wholesale distributor in the craft, gift and decor industry. The Michaels Companies, Inc. produces a number of private brands including Recollections®, Studio Decor™®, Bead Landing®, Creatology®, Ashland®, Celebrate It®, ArtMinds®, Artist’s Loft®, Craft Smart®, Loops & Threads®, Make Market™, Foamies®, LockerLookz®, Imagin8®, and Sticky Sticks®. Learn more about Michaels at www.michaels.com.

The Michaels Companies, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter Ended		Fiscal Year Ended
	January 28,	January 30,	January 28,	January 30,
(in thousands, except per share data)	2017	2016	2017	2016
Net sales	$1,750,854	$1,682,489	$5,197,292	$4,912,782
Cost of sales and occupancy expense	1,045,093	994,854	3,169,476	2,944,431
Gross profit	705,761	687,635	2,027,816	1,968,351
Selling, general and administrative	368,960	362,987	1,308,052	1,242,961
Store pre-opening costs	245	460	4,484	4,786
Operating income	336,556	324,188	715,280	720,604
Interest expense	30,560	33,438	126,270	139,405
Losses on early extinguishments of debt and refinancing costs	—	2,413	7,292	8,485
Other (income) expense, net	(244)	423	(55)	594
Income before income taxes	306,240	287,914	581,773	572,120
Income taxes	110,922	104,248	203,614	209,208
Net income	$195,318	$183,666	$378,159	$362,912

Other comprehensive income, net of tax:
Foreign currency translation adjustment and other	2,032	(7,432)	7,832	(10,251)
Comprehensive income	$197,350	$176,234	$385,991	$352,661

Earnings per common share:
Basic	$0.96	$0.88	$1.84	$1.75
Diluted	$0.95	$0.87	$1.82	$1.72
Weighted-average common shares outstanding:
Basic	202,201	207,492	204,735	206,845
Diluted	203,498	209,409	206,354	209,346

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive income:

	Quarter Ended		Fiscal Year Ended
	January 28,	January 30,	January 28,	January 30,
	2017	2016	2017	2016
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	59.7	59.1	61.0	59.9
Gross profit	40.3	40.9	39.0	40.1
Selling, general and administrative	21.1	21.6	25.2	25.3
Store pre-opening costs	0.0	0.0	0.1	0.1
Operating income	19.2	19.3	13.8	14.7
Interest expense	1.7	2.0	2.4	2.8
Losses on early extinguishments of debt and refinancing costs	—	0.1	0.1	0.2
Other (income) expense, net	—	—	—	—
Income before income taxes	17.5	17.1	11.2	11.6
Income taxes	6.3	6.2	3.9	4.3
Net income	11.2%	10.9%	7.3%	7.4%

The Michaels Companies, Inc.
Consolidated Balance Sheets
(Unaudited)

	January 28,	January 30,
(in thousands, except per share data)	2017	2016
ASSETS
Current Assets:
Cash and equivalents	$298,813	$409,391
Merchandise inventories	1,127,777	1,002,607
Prepaid expenses and other	87,175	85,010
Accounts receivable, net	23,215	9,484
Income taxes receivable	5,825	1,231
Total current assets	1,542,805	1,507,723
Property and equipment, net	413,164	378,507
Goodwill	119,074	94,290
Other intangible assets, net	23,702	471
Deferred income taxes	36,834	40,399
Other assets	12,061	9,897
Total assets	$2,147,640	$2,031,287

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$517,268	$457,704
Accrued liabilities and other	397,497	385,616
Current portion of long-term debt	31,125	24,900
Income taxes payable	78,334	44,640
Total current liabilities	1,024,224	912,860
Long-term debt	2,723,187	2,744,942
Other liabilities	98,655	97,580
Total liabilities	3,846,066	3,755,382

Stockholders’ Deficit:
Common Stock, $0.06775 par value, 350,000 shares authorized; 193,311 shares issued and outstanding at January 28, 2017; 208,996 shares issued and outstanding at January 30, 2016	12,948	13,979
Additional paid-in-capital	233,129	592,420
Accumulated deficit	(1,930,279)	(2,308,438)
Accumulated other comprehensive loss	(14,224)	(22,056)
Total stockholders’ deficit	(1,698,426)	(1,724,095)
Total liabilities and stockholders’ deficit	$2,147,640	$2,031,287

*Certain reclassifications of the amounts for fiscal 2015 have been made to conform to the presentation for fiscal 2016.

The Michaels Companies, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Fiscal Year Ended
	January 28,	January 30,
(in thousands)	2017	2016
Cash flows from operating activities:
Net income	$378,159	$362,912
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	115,801	114,756
Share-based compensation	16,506	15,064
Debt issuance costs amortization	6,583	8,467
Accretion of long-term debt, net	(334)	(150)
Deferred income taxes	4,570	8,611
Losses on early extinguishments of debt and refinancing costs	7,292	8,485
Losses (gains) on disposition of property and equipment	120	(25)
Excess tax benefits from share-based compensation	(10,027)	(14,507)
Changes in assets and liabilities, excluding acquired net assets:
Merchandise inventories	(40,800)	(44,213)
Prepaid expenses and other	(1,004)	(4,875)
Accounts receivable	8,948	3,725
Other assets	(711)	(34)
Accounts payable	38,248	24,217
Accrued interest	7,015	1,852
Accrued liabilities and other	(4,806)	(23,530)
Income taxes	37,276	44,941
Other liabilities	1,581	(1,649)
Net cash provided by operating activities	564,417	504,047

Cash flows from investing activities:
Additions to property and equipment	(114,462)	(123,920)
Acquisition of Lamrite West, net of cash acquired	(151,100)	—
Purchases of long-term investments	(1,325)	(5,000)
Net cash used in investing activities	(266,887)	(128,920)

Cash flows from financing activities:
Common stock repurchased	(404,971)	(21,977)
Payment of PIK notes	—	(184,467)
Payments on term loan credit facility	(18,675)	(174,900)
Borrowings on asset-based revolving credit facility	42,000	45,047
Payments on asset-based revolving credit facility	(42,000)	(45,047)
Payment of debt issuance costs	(11,326)	—
Payment of dividends	(415)	(492)
Proceeds from stock options exercised	17,252	22,655
Excess tax benefits from share-based compensation	10,027	14,507
Other financing activities	—	643
Net cash used in financing activities	(408,108)	(344,031)

Net change in cash and equivalents	(110,578)	31,096
Cash and equivalents at beginning of period	409,391	378,295
Cash and equivalents at end of period	$298,813	$409,391

*Certain reclassifications of the amounts for fiscal 2015 have been made to conform to the presentation for fiscal 2016.

The Michaels Companies, Inc.
Earnings per Share
(in thousands, except per share data)
(Unaudited)

The following table sets forth the computation of basic and diluted earnings per share:

	Quarter Ended		Fiscal Year Ended
	January 28,	January 30,	January 28,	January 30,
	2017	2016	2017	2016
Basic earnings per common share:
Net income	$195,318	$183,666	$378,159	$362,912
Less income related to unvested restricted shares	(1,021)	(1,341)	(2,323)	(1,900)
Income available to common shareholders - Basic	$194,297	$182,325	$375,836	$361,012

Weighted-average common shares outstanding - Basic	202,201	207,492	204,735	206,845
Basic earnings per common share	$0.96	$0.88	$1.84	$1.75

Diluted earnings per common share:
Net income	$195,318	$183,666	$378,159	$362,912
Less income related to unvested restricted shares	(1,014)	(1,329)	(2,305)	(1,877)
Income available to common shareholders - Diluted	$194,304	$182,337	$375,854	$361,035

Weighted-average common shares outstanding - Basic	202,201	207,492	204,735	206,845
Effect of dilutive stock options and restricted stock units	1,297	1,917	1,619	2,501
Weighted-average common shares outstanding - Diluted	203,498	209,409	206,354	209,346
Diluted earnings per common share	$0.95	$0.87	$1.82	$1.72

The Michaels Companies, Inc.
Summary of Operating Data
(Unaudited)

The following table sets forth certain of our unaudited operating data:

	Quarter Ended		Fiscal Year Ended
	January 28,	January 30,	January 28,	January 30,
	2017	2016	2017	2016
Michaels stores:
Open at beginning of period	1,221	1,196	1,196	1,168
New stores	2	1	32	30
Relocated stores opened	—	—	14	17
Closed stores	—	(1)	(5)	(2)
Relocated stores closed	—	—	(14)	(17)
Michaels stores open at end of period	1,223	1,196	1,223	1,196

Aaron Brothers stores:
Open at beginning of period	112	118	117	120
New stores	1	—	1	—
Closed stores	(4)	(1)	(9)	(3)
Aaron Brothers stores open at end of period	109	117	109	117

Pat Catan's stores:
Open at beginning of period	35	—	—	—
Acquired stores	—	—	32	—
New stores	—	—	3	—
Relocated stores opened	1	—	1	—
Relocated stores closed	(1)	—	(1)	—
Pat Catan's stores open at end of period	35	—	35	—

Total store count at end of period	1,367	1,313	1,367	1,313

Other Operating Data:
Average inventory per Michaels store (in thousands)[1]	$826	$813	$826	$813
Comparable store sales	-1.0%	3.1%	-0.5%	1.8%
Comparable store sales, at constant currency	-1.2%	4.7%	-0.4%	3.2%

[1] The calculation of average inventory per Michaels store excludes our Aaron Brothers and Pat Catan's stores.

The Michaels Companies, Inc.
Reconciliation of Adjusted EBITDA (Excluding losses on early extinguishments of debt and refinancing costs)
(Unaudited)

	Quarter Ended		Fiscal Year Ended
	January 28,	January 30,	January 28,	January 30,
(in thousands)	2017	2016	2017	2016
Net cash provided by operating activities	$427,901	$486,177	$564,417	$504,047
Depreciation and amortization	(29,122)	(29,374)	(115,801)	(114,756)
Share-based compensation	(4,622)	(5,581)	(16,506)	(15,064)
Debt issuance costs amortization	(1,275)	(2,012)	(6,583)	(8,467)
Accretion of long-term debt, net	117	52	334	150
Deferred income taxes	5,536	(1,058)	(4,570)	(8,611)
Losses on early extinguishments of debt and refinancing costs	—	(2,413)	(7,292)	(8,485)
(Losses) gains on disposition of property and equipment	(64)	25	(120)	25
Excess tax benefits from share-based compensation	2,542	468	10,027	14,507
Changes in assets and liabilities	(205,695)	(262,618)	(45,747)	(434)
Net income	195,318	183,666	378,159	362,912
Interest expense	30,560	33,438	126,270	139,405
Losses on early extinguishments of debt and refinancing costs	—	2,413	7,292	8,485
Income taxes	110,922	104,248	203,614	209,208
Depreciation and amortization	29,122	29,374	115,801	114,756
Interest income	(299)	(389)	(820)	(615)
EBITDA (excluding losses on early extinguishments of debt and refinancing costs)	365,623	352,750	830,316	834,151
Adjustments:
Share-based compensation	4,622	5,581	16,506	15,064
Severance costs	3,012	1,240	6,113	2,733
Store pre-opening costs	270	489	4,554	4,858
Store remodel costs	—	2,412	802	4,554
Foreign currency transaction (gains) losses	(27)	465	667	579
Store closing costs	(199)	(192)	2,877	(104)
Lamrite integration costs	(215)	—	7,390	—
Other (a)	958	1,424	3,475	4,336
Adjusted EBITDA	$374,044	$364,169	$872,700	$866,171

(a) Other adjustments primarily relate to items such as moving and relocation expenses, franchise taxes, sign on bonuses, and certain legal expenses.

The Michaels Companies, Inc.
Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and Adjusted earnings per share
(Unaudited)

	Quarter Ended		Fiscal Year Ended
	January 28,	January 30,	January 28,	January 30,
(In thousands, except per share)	2017	2016	2017	2016
Operating income	$336,556	$324,188	$715,280	$720,604
Add: Non-recurring, inventory-related purchase accounting adjustments (a)	1,095	—	4,001	—
Add: Non-recurring integration expenses (b)	(214)	—	7,390	—
Adjusted operating income	$337,437	$324,188	$726,671	$720,604

Net income	$195,318	$183,666	$378,159	$362,912
Add: Non-recurring, inventory-related purchase accounting adjustments (a)	1,095	—	4,001	—
Add: Non-recurring integration expenses (b)	(214)	—	7,390	—
Add: Losses on early extinguishments of debt and refinancing costs ( c)	—	2,413	7,292	8,485
Less tax adjustment for above add-backs (d)	(339)	(929)	(7,228)	(3,267)
Adjusted net income	$195,860	$185,150	$389,614	$368,130

Earnings per common share, diluted	$0.95	$0.87	$1.82	$1.72
Adjusted earnings per common share, diluted	$0.96	$0.88	$1.88	$1.75
(a)	Excludes non-recurring, inventory-related purchase accounting adjustments related to the acquisition of Lamrite West.
(b)	Excludes non-recurring integration expenses related to the acquisition of Lamrite West.
(c)	Eliminates the loss on early extinguishments of debt and refinancing costs.
(d)	Adjusts for the tax impact of integration costs and purchase accounting adjustments related to the acquisition of Lamrite West and loss on early extinguishments of debt and refinancing costs.

CONTACT:
Investor Contact:
The Michaels Companies, Inc.
Kiley F. Rawlins, CFA, 972-409-7404
Kiley.Rawlins@michaels.com
or
ICR, Inc.
Farah Soi, 203-682-8200
Farah.Soi@icrinc.com
or
Financial Media Contact:
ICR, Inc.
Jessica Liddell, 203-682-8200
or
Julia Young, 203-682-8208
Michaels@icrinc.com